Exhibit 99.3

Novel Gain Holdings Limited

P.O. Box 957, Offshore Incorporations Centre

Road Town, Tortola, British Virgin Islands

Date: October 24, 2011

Ladies and Gentlemen:

This letter agreement (this “Agreement”), dated as of the date hereof, sets forth the irrevocable commitment of each of the undersigned (each, a “Rollover Holder” and collectively the “Rollover Holders”), subject to the terms and conditions contained herein, to transfer, contribute and deliver all of his shares of common stock, par value US$0.001 per share, of China Advanced Construction Materials Group, Inc., a Delaware corporation (the “Company” and its shares of common stock, “Company Common Stock”) to Novel Gain Holdings Limited, a British Virgin Islands company (“Parent”) in exchange for certain equity securities of Parent, or if agreed between Parent and such Rollover Holder, a certain amount in cash. It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of the date hereof, by and among the Company, Mr. Xianfu Han, Mr. Weili He, Parent and CACMG Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly owned subsidiary of Parent. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

1. Commitment. Each of the Rollover Holders hereby commits (its “Commitment”), subject to the terms and conditions set forth herein, to transfer, contribute and deliver to Parent immediately prior to the Effective Time the number of shares of Company Common Stock corresponding to such Rollover Holder as set forth on Exhibit A (in respect of such Rollover Holder, its “Rollover Contribution Shares”), valued at US$2.65 per share, in exchange for equity securities of Parent of equivalent value or, if agreed between Parent and such Rollover Holder, in exchange for an amount in cash equal to US$2.65 per share multiplied by the number of the Rollover Contribution Shares. Parent shall, immediately prior to the Effective Time, issue such equity securities of Parent, if any, to such Rollover Holder in connection with such Rollover Holder’s contribution of the Rollover Contribution Shares to Parent.

2. Conditions. The Commitments shall be subject to (i) the satisfaction or waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Closing set forth in Article VII of the Merger Agreement, and (ii) the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement.

3. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and the Company shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Agreement by the Rollover Holders and to enforce specifically against the Rollover Holders the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent or the Company is entitled at law or in equity. Each of Parent and the Company shall have the right to specific performance of this Agreement without having to prove actual damages and without the necessity of posting any bond or other security or having to establish that monetary relief would not provide an adequate remedy.

4. Representations and Warranties of Parent. Parent hereby represents and warrants to the Rollover Holders that:

(a) (i) it has all requisite corporate power and authority to execute, deliver and perform this Agreement; (ii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary action by it; and (iii) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement.

(b) The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of its certificate of incorporation, bylaws or other equivalent organizational documents; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of its properties or assets, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, instrument or other understanding to which it is a party or by which any of its property or assets are bound or affected; or (iii) conflict with or result in a violation of any Law applicable to it, or by which any of its property or asset is bound or affected.

5. Representations and Warranties of each of the Rollover Holders. Each of the Rollover Holders hereby represents and warrants to Parent that:

(a) (i) this Agreement has been duly and validly executed and delivered by him and constitutes a valid and legally binding obligation of him, enforceable against him in accordance with the terms of this Agreement; and (ii) he had access to all of the information he required in order to evaluate his investment in Parent;

(b) the execution, delivery and performance of this Agreement by such Rollover Holder and the consummation by such Rollover Holder of the transactions contemplated hereby do not and will not (i) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon the Rollover Contribution Shares, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, instrument or other understanding by which the Rollover Contribution Shares are bound or affected, or (ii) conflict with or result in a violation of any Law applicable to such Rollover Holder, or by which the Rollover Contribution Shares are bound or affected; and

(c) as of the date hereof and as of the Effective Time, such Rollover Holder is the beneficial owner of the Rollover Contribution Shares. At the Effective Time, the Rollover Contribution Shares shall be free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of any such Rollover Contribution Shares) other than those created by this Agreement.

6. Confidentiality. This Agreement shall be treated as confidential and is being provided to the Company solely in connection with the Merger. This Agreement may not be used, circulated, quoted or otherwise referred to in any document by the Rollover Holders except with the prior written consent of Parent in each instance; provided that no such written consent is required for any disclosure of the existence or content of this Agreement (i) to the extent required by applicable Law, the applicable rules of any national securities exchange or in connection with any SEC filing relating to the Merger (provided, that the Rollover Holders shall provide Parent with a reasonable opportunity to review any such disclosure in advance); (ii) to the extent that such information is already publicly available other than as a result of a breach of this Agreement by the Rollover Holders; (iii) pursuant to any litigation relating to the Merger, the Merger Agreement or the transactions contemplated thereby as permitted by or provided in the Merger Agreement; or (iv) to the Rollover Holders’ or the Company’s Representatives and Affiliates or the Special Committee’s advisors who need to know of the existence of this Agreement.

7. Termination. This Agreement, and the obligation of the Rollover Holders to transfer, contribute and deliver the Rollover Contribution Shares, will terminate automatically and immediately upon the earlier to occur of (i) the Effective Time (at which time the obligation of the Rollover Holders shall be discharged but subject to the performance of such obligation by each of the Rollover Holders immediately prior to the Effective Time of the Merger) and (ii) the valid termination of the Merger Agreement in accordance with its terms; provided, however, that in each case the Rollover Holders shall continue to have liability for breaches of this Agreement prior to the termination of this Agreement.

8. Tax-Free Exchange. The parties hereto intend that for U.S. federal tax purposes, the contribution of the Rollover Contribution Shares by the undersigned and the receipt of interests by the undersigned be treated collectively as a transaction governed by Section 721 of the Code, and none of such parties shall take any contrary position unless otherwise required by a change in applicable Law; provided, however, under no circumstances is it guaranteed that any contribution of the Rollover Contribution Shares by the undersigned and the receipt of interests by the undersigned will be governed by Section 721 of the Code, and the parties agree that it is in their best interests to consult their own advisors and to draw their own conclusions relating to the applicability of Section 721 of the Code.

9. No Modification; Entire Agreement. No amendment, modification or waiver of any provision hereof shall be enforceable unless approved by Parent, the Rollover Holders and the Company in writing. This Agreement contains the entire agreement between the parties and supersedes all prior agreements, understandings and statements, written or oral, between Rollover Holders and Parent with respect to the subject matter hereof and the transactions contemplated hereby. No transfer or assignment of any of the Rollover Holders’ rights or obligations hereunder (including the contribution, transfer and delivery of the Rollover Contribution Shares) shall be permitted without the prior written consent of Parent and the Company and no transfer or assignment of any of Parent’s rights or obligations hereunder shall be permitted without the prior written consent of the Rollover Holders and the Company. Any purported transfer in violation of the preceding sentence shall be null and void.

10. Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles. The parties hereto agree that any proceeding brought by any party or third party beneficiary to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the parties hereto submits to the jurisdiction of any such court in any proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding brought in any such court has been brought in an inconvenient forum.

11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

12. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party hereto, it being understood that each party hereto need not sign the same counterpart.

13. Third Party Beneficiaries. The parties hereby agree that, except as expressly provided otherwise herein, their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto and its successors and permitted assigns, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder or any rights under any provision of this Agreement. Notwithstanding the foregoing, the parties hereby agree that the Company is an express third-party beneficiary hereof and shall have the right directly to enforce specifically the terms and provisions of this Agreement against the Rollover Holders or the Parent.

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Sincerely,

/s/ Xianfu Han
Name: Xianfu Han

/s/ Weili He
Name: Weili He

Agreed to and accepted:

Novel Gain Holdings Limited

By	/s/ Xianfu Han
	Name:	Xianfu Han
	Title:	Director

Exhibit A

No.	Name	Number of Rollover Contribution Shares
1	Xianfu Han	5,785,750
2	Weili He	3,023,833
Total		8,809,583